Exhibit 10.22

To:

Keith Anderson

Employment Offer Letter

Dear Keith,

I am pleased to provide you with a summary of the terms and conditions of your anticipated employment by American Well. We hope you choose to join the American Well team and look forward to a mutually beneficial relationship.

1. Position. Your position will be as Chief Financial Officer, reporting to CEO Dr. Ido Schoenberg, and working from the Company’s Boston, MA office. As an American Well employee, we expect that you will perform all duties and responsibilities normally associated with your position. Your performance will be reviewed formally on periodic basis and/or after reaching specific milestones for as long as you remain employed by American Well.

Your responsibilities include, but are not limited to the following:

•

Leading the finance and accounting department, including hiring decisions to prepare for a public offering and to support the accounting and finance functions of a large, high-growth technology company;

•	Lead M&A efforts, subject to corporate strategy and CEO guidance; and

•	Together with the CEO, lead all IPO efforts.

2. Starting Date/Nature of Relationship. If you accept this offer, your employment with American Well will officially begin August 9 or such other date as you select during August 2018 (your “Start Date”). Commencing on your Start Date, you will be required to devote all your working time to the performance of your duties at American Well. Your employment with American Well is at-will, which may be terminated by you or American Well at any time for any reason, subject to the terms of this letter. No provision of this letter shall be construed to create a promise of employment for any specific period.

3. Compensation and Benefits. Commencing on your Start Date, you will receive the following:

A.

Base Salary: Your base pay shall be at a rate of $400,000.00 per year (the “Base Salary”), minus customary deductions for federal and state taxes. Your Base Salary will be reviewed by the Compensation Committee (“Committee”) of the Board of Directors (the “Board”), at least annually, and may be increased in the sole discretion of the Committee, which increased amount shall be the “Base Salary” for purposes of this letter.

B.

Restricted Stock Units: The Board has approved an award to you (the “RSU Award”) of Restricted Stock Units (“RSUs”) representing 200,416 shares of the Company’s common stock. The Company represents that the RSU Award equals 1% of the fully-diluted outstanding capital stock of the Company according to the Company’s current capitalization as of the date of this letter (and has a current value of approximately $9.71 million using our most recent 409A valuation), and you and the Company agree to “true up” or “true down” any deficiency in the number of shares underlying the RSUs in the case that such representation is determined to be incorrect.

Current Grant. 25% of the RSU Award (the “Current Grant”), representing 50,104 shares, will be granted to you within one (1) week of your Start Date and will be fully vested and immediately settled in common stock of the Company as of such date, pursuant to the terms of our form of RSU agreement and the American Well 2006 Employee, Director and Consultant Stock Plan, as amended (the “2006 Plan”), provided that such terms shall not be inconsistent with this letter in any material respect.

Future Grant. The remaining 150,312 shares of stock represented by your RSU Award (the “Future Grant”) will be granted to you upon the earliest of (i) the effective date of the initial public offering of the Company’s common stock (the “IPO Date”), and (ii) the one-year anniversary of your Start Date. These RSUs will vest and settle in accordance with the following schedule: with respect to 1/9 of the RSUs issued pursuant to the Future Grant, upon the 12-month anniversary of your Start Date, and an additional 1/9 of such RSUs every three (3) months thereafter until such RSUs are vested in full (100% vested after 36 months). These RSUs will be granted under the Company’s equity compensation plan that it intends to adopt in connection with the IPO or an amended or successor plan to the 2006 Plan, as applicable, and will otherwise be governed by the terms of such plan, provided that such terms shall not be inconsistent with this letter in any material respect. The Company agrees to take all action to obtain any needed approvals to make the Future Grant.

Anti-dilution adjustment of number of shares represented by RSUs: In the event that any Series A, B or C Preferred Shares are converted at a ratio of greater than 1:1 (such as upon an initial public offering of the Company’s common stock, or upon liquidation, merger or change of control of the Company), then immediately prior to such event, the number of shares of stock to be granted to you pursuant to your RSU Award shall be increased (but not decreased) by any liquidation preference or conversion ratio exercised by the Series A, B or C Preferred Stockholders so that all shares of stock granted pursuant to your RSU Award shall equal in the aggregate 1% of the outstanding capital stock of the Company on a fully diluted basis as of your Start Date. The adjusted amount of shares issued pursuant to the RSU Award will vest in the same proportion as the shares represented by RSUs pursuant to this letter as if they had been awarded on the Start Date at the same time as the original RSUs awarded in Section 3(B) of this letter. “Fully diluted basis” means, as of the time of determination, the sum of (x) the number of issued and outstanding shares of the Company’s capital stock, plus (y) the total number of shares of the Company’s capital stock issuable upon the exercise, exchange or conversion of all any convertible securities of the Company issued and outstanding at such time, whether or not vested or presently exercisable, plus (z) the total number of shares of the Company’s capital stock reserved by the Board and available for issuance under the 2006 Plan.

Effective as of the IPO Date, and after any applicable adjustment pursuant to the preceding paragraph, the preceding paragraph shall no longer apply, and any adjustments or anti-dilution measures taken with respect to the Current Grant shall be treated in accordance with the terms of the 2006 Plan, including Section 23 thereunder relating to adjustments. The Future Grant will be subject to the anti-dilution or adjustment provisions contained in the plan under which the Future Grant is made. For the avoidance of doubt, any adjusted Current Grant and/or Future Grant shall continue to vest on the same schedule as provided in Section 3(B) of this letter and there shall be no duplication of application of the anti-dilution and/or adjustment provisions contained in this letter and any equity compensation plan(s) under which the RSU Award is granted.

In connection with any anti-dilution event covered by this Section the Company shall ensure that there are sufficient shares of common stock available for issuance under an incentive plan to fulfill the Company’s obligations hereunder.

Beginning in 2019, and thereafter, you shall be eligible to participate in any Company long term incentive program for Company officers or other equity incentive plan, as established in the future. For clarity, nothing in this paragraph shall obligate Company to grant you additional equity in Company as part of any long-term incentive program or other equity incentive plan.

C.

Incentive Compensation: You will be eligible to receive an annual discretionary cash bonus with a target value of 100% of your Base Salary, payable after the close of the applicable fiscal year but in any event prior to March 15 of the following calendar year. Other than as set forth below, the criteria for, and attainment of, your discretionary bonuses will be at the sole discretion of the Committee and based on the achievement of both corporate and personal performance objectives.

Your bonus for 2018, if any, will be based the achievement of the following KPIs (subject to the Company’s attainment of its goals):

•

Building a high performing, culturally aligned finance team and financial infrastructure capable of supporting the reporting demands of a public company. This includes but is not limited to the ability to successfully create a compliance and performance driven public company framework capable of producing the required deliverables, reports, procedures, management tools, and underlying support systems, including accounting and financial reporting systems, by the end of year 2018 (75%); and

•	Successful IPO during 2018 or closing of material M&A(s) with value of $50MM or more during 2018 (25%).

D.	Travel & Accommodation Expense:

a.

Until July 1, 2019, the Company shall provide furnished housing for your use in Boston near the Company’s corporate office, MA metropolitan area. Such accommodations will provide executive living and the cost of such accommodations will be approved by the CEO and borne by the Company as an expense. If such housing is a rented or leased apartment, the Company will pay for rent and utilities.

b.

The Company shall reimburse you for the reasonable costs of moving your household goods and cars from your current residence to the Boston, Massachusetts metropolitan area, and reasonable expenses associated with up to four family house-hunting trips.

c.

You will be reimbursed for all reasonable travel expenses which you will incur travelling to and from the Company’s Boston office on a weekly basis until July 1, 2019. All expenses must comply with the Company’s expense reimbursement policy.

E.

Other Benefits: You will be eligible to participate in the various benefits offered by American Well on terms and conditions no less favorable than other senior officers of the Company, including American Well’s group medical and dental plans, life and disability insurance, employee contributed 401k, 401k matching contributions from the Company and paid vacation time. Benefits may be modified or changed from time to time at the sole discretion of American Well, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. American Well’s present benefit structure and other important information about the benefits for which you may be eligible are described in the benefits summary booklet and in the employee handbook that you will receive upon the commencement of your employment. Where a benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

F.	Personal Time Off: You are entitled to participate in American Well’s unlimited Personal Paid Time Off Policy.

4. Severance. In the event that your employment with American Well is terminated by the Company without Cause or by you for Good Reason (both as defined below) and provided you execute a separation agreement containing a general release substantially in the form attached hereto as Exhibit A (the “Release”), and allow it to become effective within 60 days (the date that the Release becomes effective and may no longer be revoked by you, shall be referred to as the “Release Date”), then American Well will provide you with the following severance benefits (the “Severance Benefits”):

A.

You will receive an amount equal to your Base Salary, less applicable withholding and deductions, paid in equal installments on American Well’s regular payroll dates during the one (1) year period following the Release Date (the “Severance Period”), with the first such payment made on the Payment Date (defined below).

B.

If you are participating in American Well’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, American Well shall pay that portion of your COBRA premiums that American Well was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter.

C.

Additionally, on the Payment Date, the Company will pay you, in a lump sum payment, an amount equal to the pro-rata portion of your earned Incentive Compensation annual bonus target for the year in question. Such amount shall be calculated based on the Company’s determination of both (i) its attainment of its corporate goals, and (ii) your attainment of your personal KPIs, and also on the number of days remaining in the then current fiscal year, each as of the date of your termination.

D.

Any RSUs or other equity awards, if any, that are outstanding but then-unvested and are scheduled to vest within one year of the date of termination, and any portion of the RSU Award that was promised in Section 3(B) but not yet granted at the time of termination but which would be scheduled to vest within one year of the date of termination, shall be vested and immediately settled in stock; provided however that if such termination occurs within two (2) years after a “Sale Event”, then the entire unvested RSU Award shall become fully vested and settled in stock. For this purpose, a “Sale Event” means the cumulative acquisition of over fifty percent (50%) of the outstanding Common Stock of Company.

You shall not receive any of the benefits pursuant to this Section 4 unless you execute the Release within the consideration period specified therein. The Payment Date shall be the first regular payroll date following the Release Date (define above) provided however, that if the period during which you may consider and sign the Release spans two calendar years then the Payment Date shall be the later of (1) the first payroll date in such second calendar year or (2) the Release Date). Your ability to receive benefits pursuant to Section 4 is further conditioned upon: your returning all Company property; complying with your post-termination obligations under this Offer Letter and the Restrictive Covenant Agreement (defined below); and complying with the Release.

For purposes of this Section 4, “Cause” means: (i) indictment or conviction of any felony or of any crime involving dishonesty or moral turpitude; (ii) your breach, in any material respect, of this Offer Letter or the Restrictive Covenant Agreement attached hereto as Exhibit B; (iii) your refusal to abide by or comply with any reasonable, lawful directives of the CEO or the Board; (iv) your willful dishonesty, fraud, or material misconduct with respect to the business or affairs of American Well; (v) intentional damage to any property of American Well; or (vi) conduct by you which demonstrates gross unfitness to serve.

For purposes of this letter, the following will constitute “Good Reason”:

1. the Company materially diminishes your duties, authorities or responsibilities, changes your reporting responsibilities, or removes you from the position of Chief Financial Officer. For the avoidance of doubt, if the Company is acquired by or merged into another entity, and you are not the Chief Financial Officer reporting to the CEO of the buyer or resulting parent entity, then your duties and authority will be deemed to have been materially reduced for purposes of this Good Reason definition;

2. material adverse reduction in the amount of aggregate cash compensation which you have the opportunity to earn or failure by the Company to pay such compensation, except where such reduction occurs contemporaneously with the implementation of a firm-wide cost-reduction program affecting comparable executives;

3. The Company relocates your principal place of employment to a metropolitan area other than the Boston metropolitan area or the Minneapolis metropolitan area; or

4. a material breach of this letter by the Company.

In all respects, the definition of Good Reason shall be interpreted to comply with Code Section 409A, and any successor statute, regulation and guidance thereto.

You shall not be considered to have terminated your employment for Good Reason unless you have (A) reasonably determined in good faith that a Good Reason condition has occurred; (B) not provided your express written consent to the occurrence that you allege constitutes Good Reason; (C) given the Company written notice of termination for Good Reason not more than sixty (60) days after the initial existence of the alleged condition giving rise to Good Reason; (D) given the Company at least thirty (30) days after receipt of such notice to cure the alleged deficiency; and (E) terminated your employment within sixty (60) days following the Company’s receipt of such notice.

5. Confidentiality The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. In addition, as is true of all American Well employees, you will be required to sign the Company’s form agreement relating to confidentiality, non-competition, non-solicitation and work product (the “Restrictive Covenant Agreement”) before your Start Date as a condition of this offer of employment. Notwithstanding anything to the contrary in the Restrictive Covenant Agreement and subject to your compliance with the confidentiality obligations and commitments therein, the Company hereby agrees that you will not be deemed in breach of the non-competition clause in the Restrictive Covenant Agreement if during the 1 year following the termination of your employment with the Company you provide investment banking services or work for a private equity firm involving services or investment to companies that are not providing telehealth products or services. For clarity, you may provide investment banking investment banking services or work for a private equity firm involving services or investment to companies that have a telehealth offering as long as the services provided are not to the telehealth division or business of such entity.

6. Whistleblower; DTSA. Nothing in this letter or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this letter requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

7. Background Check Your employment with the Company is conditioned upon our receipt of satisfactory results to a background check. Due to the sensitive nature of health data handled by the Company, the Company is obligated by certain client contracts to perform periodic background checks on each of its employees. If you refuse to authorize the background check or the results of the background check are not satisfactory, the Company reserves the right to withdraw its offer of employment to you or terminate your employment.

8. Before You Start Your employment with American Well is conditioned on your eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide American Well with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information. If your status requires a work authorization from the INS (e.g. New H1B visa petition or endorsement from another company), documented proof of work eligibility must be furnished and confirmed prior to your first day of work.

9. Section 409A This letter is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this letter, to the extent reasonably practicable, in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this letter would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. If a payment obligation under this letter arises on account of the your separation from service while you are a “specified employee” (as defined under Section 409A of the Code), then any payment that constitutes “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. Notwithstanding the foregoing, nothing in this letter or otherwise is intended to, nor does it, guarantee that the payments and benefits under this letter will not be subject to any “additional tax” or other adverse tax consequences under Section 409A or any similar state or local tax law.

10. D&O Insurance; Indemnification. The Company shall also cover you under directors’ and officers’ liability insurance (both during and after employment) in an amount and to an extent not less than the level of coverage that the Company provides its other senior officers. The Company agrees to indemnify you pursuant to the terms of the Indemnification Agreement attached hereto as Exhibit C.

11. Legal Fees. The Company will reimburse legal fees reasonably incurred by you in connection with entering into this letter agreement up to a mutually agreed amount and subject to your payment of all applicable taxes on such amount.

12. Miscellaneous. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with American Well. The terms of your employment shall be governed by the law of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with American Well, or any separation of employment (whether voluntary or involuntary) from American Well, shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on August 9, 2018 unless accepted by you prior to such date.

We are excited to offer you the opportunity to join American Well, and we look forward to having you aboard. We are pleased that you have chosen to join the American Well team, and confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Ido Schoenberg
Dr. Ido Schoenberg
CEO & Chairman of the Board

Acknowledgment:

I, Keith Anderson, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Keith Anderson	8/8/2018
Signature	Date

Exhibit A

[            ], 2018

Dear Keith,

1. Separation of Employment. Your employment with American Well Corporation (the “Company”) ended on [                    ] (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2. Final Pay Check. On the Separation Date, you will be paid your final wages and any accrued but unused vacation.

3. Severance Benefit. In exchange for the promises and release of claims contained herein (and subject to such release becoming effective and irrevocable), eight (8) days after the Execution Date (as defined below), the Company agrees to provide you with the following severance benefits (the “Severance Benefit”) [insert as provided in the Employment Agreement]:

You acknowledge and agree that the Severance Benefit shall not constitute a severance plan or confer a benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Separation Agreement, you are not entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

4. Non-Disparagement.

Each of the parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement, or any other agreement with respect to a party’s equity interests in the Company or any of its affiliates. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that are intended to impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

5. Confidentiality / Non-Disclosure / Non-Competition / Non-Solicitation.

You expressly acknowledge and agree to the following:

That you promptly will return to the Company all Company documents (and any copies) and property, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b) That you will abide by the terms of your Employee Confidentiality, Non-Solicitation and Non-Competition Agreement with the Company dated as of [            ] (the “Restrictive Covenants Agreement”). Notwithstanding the foregoing, the Company hereby agrees that you will not be deemed in breach of the non-competition clause in the Restrictive Covenant Agreement if during the 1 year following the termination of your employment with the Company you provide investment banking services or work for a private equity firm involving services or investment to companies that are not providing telehealth products or services. For clarity, you may provide investment banking investment banking services or work for a private equity firm involving services or investment to companies that have a telehealth offering as long as the services provided are not to the telehealth division or business of such entity.

I understand that nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I understand that I do not need the prior authorization of the Company to make any such reports or disclosures and that I am not required to notify the Company that I have made such reports or disclosures.

(c) That all information relating in any way to the negotiation of this Separation Agreement shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(d) Whistleblower; DTSA. Nothing in this Separation Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Separation Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

6. Your Release of Claims.

(a) Release. In consideration of the covenants set forth herein, and more particularly the benefits provided to you, and other good and valuable consideration, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), hereby unconditionally and irrevocably release, remise, and forever discharge the Company1, and all persons acting by, though, under or in concert with the Company of and from any and all actions,

[1]

For purposes of this Section, the “Company” includes American Well Corporation and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with American Well Corporation), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now have, or hereafter may have against the Company relating to your employment or separation from employment from the beginning of time through the date on which you execute this Separation Agreement (the “Execution Date”). Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof including, without limitation:

(i) Claims under any federal, state (including, without limitation, Massachusetts) or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, age, race, national origin, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and any similar statute;

(ii) Claims under any other federal, state (including, without limitation, Massachusetts) or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment, including, without limitation, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(iii) Claims under any federal, state (including, without limitation, Massachusetts) or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(iv) Claims under any federal, state (including, without limitation, Massachusetts) or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute; and

(v) Claims arising under federal, state or local law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not:

(i) Release any rights or Claims to representation and/or indemnification by the Company or its affiliates for third party claims made or threatened against you, or release the Company from any obligation expressly set forth in this Agreement.

(ii) Waive or release any legal claims which arise as a result of being a shareholder of the Company or claims that you may not waive or release by law, including obligations under workers’ compensation laws or claims for benefits under vested employee benefit plans.

(iii) Prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the Securities and Exchange Commission (“SEC”), the EEOC or other governmental agency.

Your waiver and release, however, are intended to be a complete bar to any recovery from the Company with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the benefits provided to you under the terms of this Agreement.

(d) OWBPA Review and Rescission Period. You explicitly acknowledge that, because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Separation Agreement, and specifically Section 6, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Separation Agreement, and have been provided certain additional information required by the ADEA and OWBPA. Consistent with the provisions of the ADEA and OWBPA, Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Separation Agreement by signing below and returning it to the Company. In addition, you may rescind your assent to this Separation Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to the Company at the address above, hand delivered or postmarked within the 7-day period and sent by certified mail, return receipt requested

7. Entire Agreement / Modification/Waiver / Choice of Law / Enforceability. You acknowledge and agree that, with the exception of the Restrictive Covenants Agreement, which shall remain in full force and effect, this Separation Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire Agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Separation Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Separation Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Separation Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Separation Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Separation Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

The parties agree that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Separation Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Separation Agreement to [    ].

For: American Well Corporation

By:
Bradford Gay
SVP & General Counsel

Dated:

Confirmed, Agreed and Acknowledged:

Keith Anderson

Dated:

Exhibit B

To:

Keith W. Anderson

Employee Confidentiality, Non-Solicitation

and Non-Competition Agreement

Dear Keith,

This letter agreement (hereinafter the “Agreement”) confirms our understanding with respect to (i) your agreement to protect and preserve information and property which is confidential and proprietary to American Well Corporation, a Delaware corporation, or its parent, subsidiaries or affiliates, if any, (the “Company”); and (ii) your agreement not to compete/solicit with the Company in certain circumstances. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Certain Acknowledgments and Agreements.

(a) We have discussed, and you recognize and acknowledge, the competitive and sometimes proprietary aspects of the business of the Company.

(b) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined in Section 2) related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company. You also acknowledge that if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor, and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, in the course of your employment you will be introduced to customers and others with important relationships to the Company. You acknowledge and agree that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers, vendors and other key relationships of the Company.

2 Protected Information. You shall at all times, both during and after any termination of your relationship with the Company by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not generally available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section 3), or any other scientific, technical, trade or business secret1, or confidential or proprietary information (“Confidential Information”) of the Company or of any third party provided to you during the period in which you perform services for or at the request of the Company (the “Term”).

In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that you become aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, you will promptly notify the General Counsel of the Company.

The terms of this Section 2 are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that you may have relating to the protection of the Company’s Confidential Information or its property. The terms of this section shall survive indefinitely your employment with the Company.

3. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae (all of the foregoing being hereinafter referred to as the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable, protect-able as mask works or not, which you may conceive, reduce to practice or develop alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, during the Term (as defined in Section 2 above), and for a period of two (2) years thereafter if based on or related to any Confidential Information, shall be “works made for hire” and shall be the sole and exclusive property of the Company, and that you shall promptly disclose any such Inventions to the Company both during and after the Term, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation. You also agree that you will neither disclose to the Company or any of its employees nor use for their benefit any other person’s or company’s trade secret or proprietary information, or information which you have agreed not to disclose or use.

(b) Cooperation. At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

[1]

The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under Massachusetts law and shall include, but not be limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement; and other confidential and proprietary information and documents.

(c) Licensing and Use of Data You Provide to the Company. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company or incorporate in any Company product or system, you grant to the Company a royalty- free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, commercialize, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You promise that you will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d) Data in Which You Claim Any Interest. Listed on Exhibit A to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest, including but not limited to patent, copyright and trademark interest, which to the best of your knowledge shall be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You explicitly acknowledge that your obligation to disclose such information is ongoing during your employment with the Company, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest, including but not limited to patent, copyright and trademark interest, has been or is likely to be delivered to the Company or incorporated in any company product or system, you shall make immediate written disclosure of the same to the Company.

4. Prohibited Competition and Solicitation.

(a) Prohibited Competition. During the Term and for a period of one (1) year following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in any business which is directly or indirectly “Competitive” (as defined below) with the business of the Company or any present or future parent, subsidiary or affiliate of the Company, within the “Restricted Territory” (as defined below), except that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business.

(b) Prohibited Solicitation Of Customers Or Patrons. During the Term and for a period of two (2) years following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of a business that is “Competitive” (as defined below) with the Company or any present or future parent, subsidiary or other affiliate of the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(c) Prohibited Solicitation Of Employees Or Consultants. During the Term and for a period of two (2) years following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason, or hire or attempt to hire any such persons.

(d) Definitions.

(i) Competitive/Competing. You acknowledge and agree that a business will be deemed competitive or competing with the Company if it performs or plans to perform any of the services or manufactures or sells or plans to manufacture or sell any of the products planned, provided or offered by the Company or any products or services designed to perform the same function or achieve the same results as the products or services planned, provided or offered by the Company or if it performs or plans to perform any other services and/or engages or plans to engage in the development, production, manufacture, distribution or sale of any product similar to any planned or actual services performed or products developed, produced, manufactured, distributed or sold by the Company during the term of your relationship with the Company. More specifically, and without limiting the general restriction above, “Competes” or “Competitive” also shall mean engaging in a business activity that directly or indirectly relates to the research, development, manufacture, marketing, selling or servicing of systems facilitating consumer communications with professional service providers in the healthcare field.

(ii) Restricted Territory. For the purposes of this Agreement, the term “Restricted Territory” shall mean The United States of America, United Kingdom, Switzerland and the European Union.

(e) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of activities and employment which are prohibited by this Section 4 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 4 is reasonable, legitimate and fair to you in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(f) Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in this Section 4 shall survive the termination of your relationship with the Company for any reason.

5. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

6. Records. Upon termination of your relationship with the Company, you shall immediately deliver to the Company any property of the Company which may be in your possession including Confidential Information (as described above), products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, including without limitation any of the foregoing recorded on any computer or any machine readable medium.

7. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim in breach of such representation and warranty.

8. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	American Well Corporation Fax: +1 (617) 249-0849
Attention: General Counsel

If to you:	Keith W. Anderson
[ ]

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure there from granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

(f) Agreement Enforceable if You Are Transferred. You acknowledge and agree that if you should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(g) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(h) Governing Law. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(i) Jurisdiction, Service of Process, Waiver of Jury Trial. Any legal action or proceeding with respect to this Agreement shall be brought in the Superior Court Department of the state courts of Massachusetts or the United States District Court for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8(a) hereof.

In addition, both parties expressly acknowledge and agree that any legal action described in this section shall be resolved by a judge alone, and both waive and forever renounce the right to a trial before a civil jury.

(j) Severability. The parties intend this Agreement to be enforced as written. However, both parties expressly acknowledge and agree that: (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(k) Interpretation. The parties acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not apply to this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

(l) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(m) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement.

(n) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party’s costs and expenses resulting there from and/or incurred in enforcing this Agreement, including legal fees and expenses.

(p) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Bradford Gay
SVP & General Counsel

Accepted and approved as of the date above:

Keith W. Anderson

Date

Exhibit C

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of ______, 2018 (the “Effective Date”) by and between American Well Corporation, a Delaware corporation, and _______ (“Indemnitee”).

W I T N E S S E T H:

WHEREAS, Indemnitee is a director and/or officer of the Company (as defined below);

WHEREAS, Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Amended and Restated By-Laws (the “By-Laws”) provide that the Company will indemnify its directors and officers and advance expenses in connection therewith, and Indemnitee’s willingness to serve as a director and/or officer of the Company is based in part on Indemnitee’s reliance on such provisions;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s service to the Company in an effective manner and to provide Indemnitee with express contractual indemnification (regardless of, among other things, any amendment to or revocation of the aforementioned provisions of the DGCL, the Certificate of Incorporation and the By-Laws or any change in the composition of the Company’s Board of Directors (the “Board”) or any acquisition or business combination transaction relating to or involving the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of expenses to, Indemnitee as set forth in this Agreement; and

WHEREAS, this Agreement is a supplement to and is in furtherance of the Certificate of Incorporation, the By-Laws and any resolutions adopted pursuant thereto and any liability insurance policies maintained by the Company, and shall not be deemed a substitute therefor or diminish or abrogate in any manner any rights of Indemnitee thereunder.

NOW, THEREFORE, the parties hereto agree as follows:

Definitions. In addition to the other terms defined elsewhere herein, the following terms shall have the following corresponding meanings when used in this Agreement:

“Business Day” shall mean any day other than a Friday, Saturday, Sunday or day which is recognized as a national holiday in the State of Delaware, the Commonwealth of Massachusetts or Israel.

A “Change in Control” shall be deemed to have occurred if, after the Effective Date: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an employee benefit plan of the Company (or a trustee or other fiduciary holding securities under such plan) or a person owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities without the prior approval of at least two-thirds (2/3) of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a consummated merger, consolidation or sale of assets of the Company, as a consequence of which the members of the Board in office immediately prior to the consummation of such transaction constitute less than a majority of the members of the Board immediately after the consummation of such transaction; (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets; or (iv) during any period of twenty-four (24) consecutive months, other than as a result of an event described in clause (ii) or (iii) of this paragraph, the Incumbent Directors (as defined below) cease for any reason to constitute at least a majority of the members of the Board. For purposes of the foregoing clause (iv) of this paragraph, with respect to any particular twenty-four (24)-month period, the term “Incumbent Directors” means (A) the individuals who at the beginning of such twenty-four (24)-month period constituted the Board and (B) each other individual whose election to the Board during such twenty-four (24)-month period or whose nomination for election to the Board by the Company’s stockholders during such twenty-four (24)-month period was approved by a vote of at least two-thirds (2/3) of the directors in office who were either members of the Board at the beginning of such twenty-four (24)-month period or whose election or nomination for election to the Board was approved as described in this clause (B).

“Company” shall mean American Well Corporation and its successors, and shall include, in the case of any merger or consolidation, in addition to the resulting corporation and surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in such consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, trustees, fiduciaries or agents, so that, if Indemnitee is or was a director, officer, employee, trustee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit program or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

“Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all retainers, court costs, transcript costs, fees of experts, witness fees, private investigators, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees, reasonable attorneys’ fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, an action, suit or proceeding or in connection with seeking indemnification under this Agreement. Expenses also shall include Expenses incurred in connection with any appeal resulting from any action, suit or proceeding, including the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

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“Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of relevant corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or other indemnitees under similar indemnification agreements) or (ii) any other party to the action, suit or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Losses” shall mean all Expenses; losses; claims; liabilities; judgments; damages; amounts paid in settlement; interest; assessments; any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt by Indemnitee of any payments under this Agreement; and any other fees, charges and liabilities, including, any liabilities incurred with respect to the operation, administration or maintenance of an employee benefit plan or any related trust or other funding mechanism (including excise taxes and penalties assessed with respect thereto and restitutions to such a plan, trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism).

References to “other enterprise” shall include employee benefit plans and related trusts or other funding mechanisms; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan or any related trust or other funding mechanism; references to “serving at the request of the Company” shall include any service as a director, officer, employee, trustee, fiduciary or agent of the Company which imposes or causes duties or obligations to be imposed on, is deemed to impose duties or obligations on, or involves services by, such director, officer, employee, trustee, fiduciary or agent, including, with respect to an employee benefit plan or any related trust or other funding mechanism, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan or any related trust or other funding mechanism shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to under applicable law.

“Person” shall mean an individual, entity, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, and a governmental entity or any department agency or political subdivision thereof.

“Proceeding” shall mean: (i) any threatened, pending or completed proceeding, action, suit, arbitration or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other and whether formal or informal, and whether made pursuant to federal, state or other law; and (ii) any inquiry, hearing or investigation that Indemnitee reasonably determines might lead to the institution of any such proceeding, action, suit, arbitration or alternative dispute resolution mechanism.

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Indemnity of Indemnitee. The Company shall hold harmless and indemnify Indemnitee against all Expenses and Losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL, as the same is in effect as of the Effective Date or may thereafter be amended (subject to Section 7(c)). In furtherance of the foregoing indemnification, and without limiting the generality thereof:

General Indemnification. The Company shall indemnify Indemnitee to the extent he or she is a party to or participant in, or is threatened to be made a party to or participant in, any Proceeding by reason of the fact that he or she is or was a director, officer, employee, agent, trustee or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against Expenses and Losses actually incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (x) Indemnitee did not act in good faith or in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or (y), with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Derivative Actions. The Company shall hold harmless and indemnify Indemnitee to the extent he or she was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, agent, trustee or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against Expenses and Losses actually incurred by him or her in connection with such Proceeding; provided that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery of the State of Delaware (the “Delaware Court”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses and Losses which the Delaware Court or such other court shall deem proper.

Indemnification in Certain Cases. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 2(a) or (b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against Expenses actually incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually incurred by him or her on his or her behalf in connection with each successfully resolved claim, issue or matter and any claim, issue or matter related to any claim, issue, or matter on which Indemnitee was successful. For purposes of this Section 2 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful

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result as to such Proceeding. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of this Section 2 if it permits a party to avoid expense, delay, distraction, disruption and/or uncertainty. In the event that any Proceeding relating to an indemnifiable event hereunder to which Indemnitee is a party is resolved in any manner other than adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without the payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of this Section 2. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Contribution.

Whether or not the indemnification provided in Section 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors, or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

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To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Procedure.

Any indemnification under this Agreement (unless otherwise ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by the Board by a majority vote of directors who were not parties to such Proceeding, even though less than a quorum; (B) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum; (C) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (D) if so directed by the Board, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification hereunder, payment to Indemnitee shall be made within ten (10) days after such determination.

If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(a), the Independent Counsel shall be selected as provided in this Section 4(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give reasonably prompt written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee (if Indemnitee actually selected the Independent Counsel) shall give reasonably prompt written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a request for indemnification that requires a determination to be made by Independent Counsel pursuant to

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Section 4(a), no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 4(a). Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a), Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

The Company agrees to pay the reasonable fees and expenses of the Independent Counsel incurred in connection with the actions contemplated by Sections 4(a) and (b) and to fully indemnify such counsel against any and all Expenses and Losses arising out of or relating to this Agreement or its engagement pursuant hereto; and in no case shall Indemnitee be responsible or liable for any fees or expenses of such Independent Counsel.

Indemnification for Expenses of a Witness. To the extent that Indemnitee is, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he or she shall be indemnified against all Expenses actually incurred by him or her or on his or her behalf in connection therewith.

Advancement of Expenses. The Company shall advance all Expenses incurred in defending a Proceeding that may be subject to indemnification hereunder within twenty (20) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time along with documentation reasonably evidencing such Expenses, whether prior to or after final disposition of such Proceeding. The Company shall be required to advance all such Expenses, whether or not a determination shall have been made in accordance with Section 4(a) that indemnification of Indemnitee is proper in the circumstances, and the Company’s obligation to advance such Expenses in accordance with this Section 6 shall terminate only upon the final determination (as to which all rights of appeal therefrom have been exhausted or lapsed) of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses. Any request for advancement of Expenses by Indemnitee shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be finally determined (and as to which all rights of appeal therefrom have been exhausted or lapsed) by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay any amounts advanced pursuant to this Section 6 shall be unsecured and interest free.

Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

The rights of indemnification and advancement of Expenses as provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under any applicable law, the Certificate of Incorporation, the By-Laws, any other agreement, a vote of stockholders of the Company, a resolution of the Board or otherwise.

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It is the intention of the parties hereto that no existing or future contractual arrangement between the Company and any other director or officer thereof with respect to indemnification for such individual in his or her capacity as a director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust or other enterprise to which he or she provided services at the request of the Company should be construed to give such person any rights to indemnification that are prior or superior to the rights granted to Indemnitee hereunder. To the extent that it is determined that any such agreement provides such prior or superior rights to another former or current director or officer with respect to indemnification for such individual in his or her capacity as a director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust or other enterprise to which he or she provided services at the request of the Company, Indemnitee shall enjoy by this Agreement such rights so afforded to such other officer or director.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her capacity as an officer, director, employee, trustee, fiduciary or other agent of the Company, or in his or her capacity as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or any trust or other enterprise which Indemnitee served at the request of the Company prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, or any change to the Certificate of Incorporation or the By-Laws permits greater indemnification than would be afforded under the DGCL, the Certificate of Incorporation, the By-Laws and this Agreement as of the Effective Date, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. To the extent that a change in the DGCL, whether by statute or judicial decision, or any change to the Certificate of Incorporation or the By-Laws restricts or diminishes the indemnification rights that would be afforded as of the Effective Date under the DGCL, the Certificate of Incorporation, the By-Laws and this Agreement, it is the intent of the parties hereto that such change shall not adversely affect any right or protection hereunder in respect of any events, circumstances, acts or omissions occurring or existing prior to the time of such change, including, any right to indemnification and/or advancement of Expenses for any threatened, pending or completed Proceeding, as applicable, commenced after such change with regard to events, circumstances, acts or omissions occurring or existing prior to such change.

No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

During the period that Indemnitee serves as a director and/or officer of the Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to which he or she provides services at the request of the Company and thereafter so long as the Indemnitee shall be subject to any possible claim or Proceeding (including an action by or in the right of the Company), by reason of the fact that the Indemnitee was a director or officer of the Company or a director, officer, employee, agent, trustee or fiduciary of another

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corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company, the Company may, at its sole option, obtain insurance policies covering any portion of the indemnification to be provided to the Indemnitee hereunder. However, the Company shall not be required to obtain or maintain all or any of such insurance policies. Subject to Section 11, the Company’s indemnity obligation hereunder shall not be affected by whether or not the Company obtains or maintains such insurance, or by the availability or unavailability of such insurance.

In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

Duration of Agreement. This Agreement shall be effective as of the Effective Date and will also apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee, trustee, fiduciary or other agent of the Company, or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the time such act or omission occurred. This Agreement shall continue from the Effective Date and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company and (b) one year after the final termination of a Proceeding, including any and all appeals, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement.

Defense of Proceedings. The Company will be entitled to participate in the defense of any Proceeding that may be subject to indemnification hereunder or to assume the defense thereof with counsel reasonably satisfactory to Indemnitee; provided that in the event that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Proceeding (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall reasonably conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (c) any representation of Indemnitee by the same counsel as the Company would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular claim) at the Company’s expense. The Company will not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Proceeding which Indemnitee is or could have been a party, unless such settlement (x) does not include (i) any admission of fault or wrongdoing on the part of Indemnitee, (ii) any non-monetary remedy affecting or obligating Indemnitee, or (iii) any monetary loss for which Indemnitee is not indemnified hereunder; and (y) solely involves the payment of money and includes an unconditional release of Indemnitee from any and all liability on any matters that are the subject matter of such Proceeding.

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Presumptions and Effect of Certain Proceedings.

In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof, by clear and convincing evidence, to overcome that presumption in connection with the making by any Person of any determination contrary to that presumption. Neither (i) the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

If the Person empowered or selected under Section 4 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission by Indemnitee of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60)-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the Person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 10(b) shall not apply if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(a).

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not in and of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any applicable standard of conduct under applicable law (or did or did not hold any particular state of knowledge referred to under applicable law).

For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by or on behalf of the Enterprise. The provisions of this Section 10(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

The knowledge and/or actions, or failure to act, of any other director, officer, agent, trustee, fiduciary or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

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No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Losses or Expense to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Certificate of Incorporation, the By-Laws, or otherwise) of the amounts otherwise indemnifiable hereunder.

Remedies of Indemnitee. (a) If (i) a determination is made pursuant to Section 4 that Indemnitee is not entitled to indemnification under this Agreement; (ii) advancement of Expenses is not timely made pursuant to Section 6; (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 4(a) within thirty (30) days after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made within ten (10) days after receipt by the Company of a written request therefor, or, if a determination is required by law, within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication (or, in the case of clause (i) of this Section 12(a), to seek an adjudication) by the Delaware Court of his or her entitlement to such indemnification or advancement of Expenses; provided that nothing contained in this Section 12 shall be deemed to limit Indemnitee’s rights under Section 10(b). Alternatively, Indemnitee, at his or her option, may seek an award in binding arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek by arbitration any such adjudication or award.

If a determination shall have been made pursuant to Section 4(a) that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the Company shall have the burden of proving, by clear and convincing evidence, that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

If a determination shall have been made pursuant to Section 4(a) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission by Indemnitee of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.

The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding or enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement, under the Certificate of Incorporation or the By-Laws as in effect, or may be amended, from time to time or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

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In the event that Indemnitee, pursuant to this Section 12, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of “Expenses” in this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

Binding Agreement; Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Indemnitee and its assigns, spouses, heirs, executors and personal and legal representatives. The Company shall require any successor of the Company (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business or assets of the Company) to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place.

Security. To the extent requested by Indemnitee and approved by the Board, the Company may, at any time and from time to time, in connection with any Proceeding or matter which may be subject to indemnification covered hereunder, provide security to Indemnitee for the Company’s indemnification obligations hereunder through a letter of credit, funded trust or other collateral. Without the prior written consent of Indemnitee, any such security, once provided to Indemnitee, may not be revoked or released prior to the earlier to occur of (a) the full and complete satisfaction of such indemnification obligations hereunder, and (b) the final determination (as to which all rights of appeal therefrom have been exhausted or lapsed) of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company with respect to such Proceeding or matter.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Notice by Indemnitee. Indemnitee agrees to reasonably promptly notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

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Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent:

To Indemnitee at the address set forth below Indemnitee signature hereto.

To the Company at:

American Well Corporation

75 State Street, 26th Floor

Boston, Massachusetts 02109

Attention: Legal Department

Facsimile: (617) 428-4917

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or pdf signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Headings; Interpretation. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. Unless otherwise specified, references herein to Sections refer to Sections of this Agreement. The words “hereof,” “herein” and “hereunder,” and words of like import, refer to this Agreement as a whole and not to any particular Section of this Agreement. The words “without limitation” shall be deemed to follow any use of the word “include” or “including” whether or not the words “without limitation” actually follow the word “include” or “including.” All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

Enforcement.

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve (or to continue to serve) as a director and/or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving (and in continuing to serve) as a director and/or officer of the Company.

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This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral, written or implied, between the parties hereto with respect to the subject matter hereof.

The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult to ascertain, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance Indemnitee shall not be precluded from seeking or obtaining any other relief (whether at law or in equity) to which he or she may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the applicable court, and the Company hereby waives any such requirement of such a bond or undertaking.

Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

AMERICAN WELL CORPORATION

By:
Name:
Title:

[Signature Page to Indemnification Agreement]

INDEMNITEE:

Name:
Address:

[Signature Page to Indemnification Agreement]